UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 21, 2005
TERAYON COMMUNICATION SYSTEMS, INC.
(Exact name of Registrant as specified in its charter)

Delaware	000-24647	77-0328533

(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. employer identification no.)
4988 Great America Parkway, Santa Clara, CA 95054
(Address of principal executive offices and zip code)
Registrant’s telephone number, including area code: (408) 235-5500
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.01. Changes in Registrant’s Certifying Accountant.
          (a)      As previously disclosed by Terayon Communication Systems, Inc. (the “Company”) in its Current Report on Form 8-K filed on August 1, 2005, the Company’s former independent registered public accounting firm, Ernst & Young LLP, (“Ernst & Young”) informed the Company that it would resign as the Company’s independent registered public accounting firm effective upon the earlier of completion of services related to the review of the Company’s interim financial statements for the quarter ending September 30, 2005 or the filing due date of that quarterly report. Ernst & Young did not seek the Company’s consent to its resignation. As a result, the Company’s Audit Committee did not recommend or approve the resignation of Ernst & Young.
          On August 9, 2005, the Company filed its Quarterly Report on Form 10-Q for the quarter ended June 30 2005. Ernst & Young served as the Company’s independent registered public accounting firm in reviewing the Company’s interim financial statements for the quarter ended June 30, 2005 for purposes of that quarterly report.
          On September 21, 2005, the Audit Committee of the Board of Directors of the Company engaged Stonefield Josephson, Inc. (“Stonefield Josephson”) as the Company’s new independent registered public accounting firm to audit the Company’s financial statements for the fiscal year ended December 31, 2005, and to perform certain procedures related to the financial statements to be included in the Company’s quarterly reports on Form 10-Q. Effective as of such date, Ernst & Young resigned as the Company’s independent registered public accounting firm.
          The reports of Ernst & Young on the Company’s financial statements as of and for the years ended December 31, 2004 and 2003 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles.
          In connection with the audits of the Company’s most recent two years ended December 31, 2004 and 2003 and in the subsequent interim periods, there were no disagreements (as described under Item 304(a)(1)(iv) of Regulation S-K) between Ernst & Young and the Company on any matter of accounting principles or practices, financial statement disclosure, or auditing scope and procedures, that, if not resolved to the satisfaction of Ernst & Young, would have caused Ernst & Young to make reference to the subject matter of the disagreement in connection with its reports on the Company’s financial statements for such years.
          During the years ended December 31, 2004 and 2003, and through September 21, 2005, there were no “reportable events” as described in Item 304(a)(1)(v) of Regulation S-K, other than the two material weaknesses disclosed in the Company’s Annual Report on Form 10-K filed on March 15, 2005 and as described below:
          First, management identified a material weakness due to insufficient controls related to the identification, capture, and timely communication of financially significant information between certain parts of the organization and the finance department to enable the finance department to account for transactions in a complete and timely manner. As a result of this material weakness, management recorded an adjustment in the quarter ended September 30, 2004 to record termination benefits paid to a former executive.
          Second, management also identified a material weakness for insufficient controls related to the preparation and review of the annual consolidated financial statements and accompanying footnote disclosures. The insufficient controls include a lack of sufficient personnel with technical accounting expertise in the finance department and inadequate review and approval procedures to prepare external financial statements in accordance with generally accepted accounting principles (GAAP). As a result of this material weakness, management made substantial revisions to its 2004 annual consolidated financial statements and footnote disclosures before they were issued.
          The Company has provided Ernst &Young with a copy of the foregoing disclosures and requested that Ernst & Young furnish a letter to the Securities and Exchange Commission stating whether or not Ernst & Young agrees with the above statements. Ernst & Young furnished such a letter, dated September 23, 2005, a copy of which is attached hereto as Exhibit 16.1.

          (b)      On September 21, 2005, the Audit Committee of the Board of Directors of the Company engaged Stonefield Josephson as the Company’s new independent registered public accounting firm to audit the Company’s financial statements for the fiscal year ended December 31, 2005, and to perform certain procedures related to the financial statements to be included in the Company’s quarterly reports on Form 10-Q. The Company did not consult Stonefield Josephson on any matter or event described in Item 304(a)(2)(i) or (ii) of Regulation S-K during the Company’s two most recent fiscal years and through September 21, 2005, the effective date of the Company’s engagement of Stonefield Josephson.
Item 9.01. Financial Statements and Exhibits.
(c) Exhibits

Exhibit No.	Description
16.1	Letter of Ernst & Young LLP, dated September 23, 2005.

SIGNATURES
          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Terayon Communication Systems, Inc.
Date: September 27, 2005	By:	/s/ Mark Richman
Mark Richman
Chief Financial Officer

Exhibit Index

Exhibit
No.	Description
16.1	Letter of Ernst & Young LLP, dated September 23, 2005.